Exhibit 10.1

PROMISSORY NOTE

Principal Amount: $46,755.00	Date: November 15, 2013

San Antonio, Texas

This Promissory Note (“Note”) is made and entered into as of this 15th day of November, 2013 by and between Shift8 Networks, Inc., a Texas corporation, (“Shift8”) with its principal place of business located at 3463 Magic Drive, Suite 259, San Antonio, TX 78229 and Arthur L. Smith (“Lender”) with his principal address at 8023 Hermosa Hill, San Antonio, Texas 78256.

FOR SERVICES RECEIVED, Shift8 promises to pay $46,755.00 (forty six thousand seven hundred and fifty five dollars) to the order of Lender at 8023 Hermosa Hill, San Antonio, Texas 78256 or such other location as Lender may designate in writing, on or before February 28, 2014.

Interest shall accrue at 0% (zero percent) per annum. Lender shall not impose any penalty for Shift8’s pre-payment of this note.

Upon and at any time after any Default (as defined below) all amounts due under this Note, at the option of the Lender and without demand, notice or legal process of any kind, may be declared and immediately shall be due and payable. “Default” shall mean the occurrence or existence of any one or more of the following events or conditions: (i) Shif8 fails to pay when due any amounts due under this Note and fails to cure such late payment within five (5) days following written receipt of notice of the late payment; or (ii) Shift8 makes an assignment for the benefit of creditors, or any proceeding is filed or commenced by or against Shift8 under any bankruptcy, reorganization, arrangement of debt insolvency, readjustment of debt or receivership law or statute, and any such proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in any such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, or other similar official for, Shift8 or for any substantial part of its property) shall occur, or Shift8 shall take any action to authorize any of the actions set forth above in this subsection.

Shift8 hereby waives presentment, demand of payment, protest or notice with respect to the indebtedness evidenced by this Note including, without limitation, notice that the Note or any portion thereof, is due.

If Lender prevails in any action to collect on or enforce this Note or claims arising from the execution of this Note, then Lender’s reasonable attorneys’ fees and costs will also be payable under this Note.

Neither party may assign this Note without the prior written consent of the other, which shall not be unreasonably withheld.

This Note may be modified only by a written document that refers specifically to this Note and is signed by both parties. A party’s failure to delay in enforcing any provision of this Note will not be deemed a waiver of that party’s rights with respect to that provision or any other provision of this Note. A party’s waiver of any of its rights under this Note is not a waiver of any of its others rights with respect to a prior, contemporaneous or future occurrence, whether similar in nature or not. This Note shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND LENDER AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS FOR ALL PURPOSES, SOLE AND EXCLUSIVE VENUE FOR ANY DISPUTE OR DISAGREEMENT ARISING UNDER OR RELATING TO THIS NOTE SHALL BE IN A COURT SITTING IN BEXAR COUNTY, SAN ANTONIO, TEXAS.

MADE this 15th day of November, 2013

Shift8 Networks, Inc.

By:	/s/ Antonio Estrada
Antonio Estrada
It’s Chief Financial Officer